SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FIRST AMENDED FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Amended Report (date of earliest event reported): September 9, 2004

CHEMBIO DIAGNOSTICS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-85787
(Commission File Number)

88-0425691
(IRS Employer Identification Number)

3661 Horseblock Road, Medford, NY 11763
(Address of principal executive offices, including zip code)

(631) 924-1135
(Registrant’s telephone Number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Introduction.

This First Amended Form 8-K is being filed to amend Item 4 of a current report filed on June 1, 2004, specifically in order to address: (1) disclosures related to Items 304(a)(1)(ii) and 304(a)(1)(iv) of Regulation S-B; (2) an amendment to Exhibit 16.1 attached hereto that reflects the aforementioned additional Regulation S-B disclosures; and (3) additional disclosures related to Item 304(a)(2) of Regulation S-B.

Item 4. Changes in Registrant's Certifying Accountant.

Effective June 1, 2004, the auditor client relationship between the Registrant and Madsen & Associates, CPA’s, Inc. ("Madsen") ceased.

Madsen was formed after the January 30, 2004 merger between the Sellers & Anderson LLC ("Sellers"), the Registrant's auditor prior to Madsen, and Madsen (see the Registrant's February 6, 2004 Form 8-K). Sellers had provided the Registrant with an audit opinion for the year ended September 30, 2003. Hereinafter, as a result of the Sellers/Madsen merger, "Madsen" shall also refer to Sellers.

On June 1, 2004, the Registrant's Board of Directors approved of the engagement of the firm of Lazar Levine & Felix LLP ("Lazar") of New York, New York.

Lazar was the audit firm for Chembio Diagnostics Systems, Inc. prior to the merger transaction with TradingSolutions.com, the former name of Chembio Diagnostics, Inc.

The formal engagement of Lazar by the Registrant was entered into on June 1, 2004.

Madsen did not resign or decline to stand for reelection, but were dismissed to allow the appointment of Lazar.

Seller's audit opinion on the Registrant's financial statements for the years ended September 30, 2003 and September 30, 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was it modified as to audit scope or accounting principles. Madsen's reports did include an explanatory paragraph where they expressed substantial doubt about the Registrant's ability to continue as a going concern.

There were no disagreements with Madsen during it's tenure on any matter of accounting principals or practices, financial statement disclosure or auditing scope or procedure. Additionally, there were no other reportable matters as defined in Item 304(a)(1)(iv) of Regulation S-K (or Item 304(a)(1)(iv)(B) of Regulation S-B for small business issuers), during that period of time.

Registrant has provided Madsen with a copy of the disclosures Registrant is making in this 8-K in response to the disclosures required by Regulation S-K (or Regulation S-B for small business issuers), Item 304(a). Madsen has furnished Registrant with a letter addressed to the Commission stating its agreement and absence of any disagreement with the statements made by Registrant in response to this Item. Registrant has filed herewith Madsen’s letter as Exhibit 16.1 to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMBIO DIAGNOSTICS INC.

Date: September 9, 2004              By:/s/ Mark L. Baum
Mark L. Baum
Director

Date: September 9, 2004                By:/s/ Lawrence A. Siebert
Lawrence A. Siebert
Director